UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Univest Financial Corporation
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14 North Main Street, P.O. Box 197
Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 16, 2019

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Financial Corporation will be held on Tuesday, April 16, 2019, at 10:45 a.m., at Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania 18969.

Univest's Board of Directors recommends a vote:

1.	FOR the election of four Class II Directors each for a three-year term expiring in 2022 or until their successors are elected and qualified.

2.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2019.

3.	FOR the approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement.

Such other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be considered at the annual meeting.

The close of business on February 14, 2019 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The accompanying Proxy Statement forms a part of this notice.

SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS TO VOTE ALL THEIR SHARES OF THE CORPORATION'S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person.

By Order of the Board of Directors

WILLIAM S. AICHELE, Chairman

MEGAN DURYEA SANTANA , Esq., Secretary
March 15, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2019
This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2018 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the "Board") of Univest Financial Corporation (the "Corporation" or "Univest"), 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 16, 2019, at Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania 18969 and at any adjournment thereof. Copies of this Proxy Statement and proxies to vote the Corporation's Common Stock (the "Common Stock") are being sent to shareholders on or about March 15, 2019.
Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted, deliver a later dated proxy or attend the meeting and vote shares in person. Attendance at the meeting will not in itself constitute revocation of a proxy.
Some of the officers of the Corporation or employees of Univest Bank and Trust Co. (the "Bank") and other subsidiary companies or employees of Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), the Corporation’s transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's voting stock in their names, or in the names of their nominees, for reasonable expenses in forwarding proxy cards and proxy statements to beneficial owners of such stock.
The person named in the proxy will vote in accordance with the instructions of the shareholder executing the proxy, or in the absence of any such instruction, for or against on each matter in accordance with the recommendations of the Board set forth in the proxy.

Univest's Board of Directors recommends a vote:

1.	FOR the election of four Class II Directors each for a three-year term expiring in 2022 or until their successors are elected and qualified.

2.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2019.

3.	FOR the approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement.

The Board has fixed the close of business on February 14, 2019 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 14, 2019, there were 29,289,730 outstanding shares of Common Stock entitled to be voted at the Annual Meeting.
Each holder of record of the Common Stock on February 14, 2019 will be entitled to one vote per share on all business of the meeting. The four nominees for election as Class II Directors who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected as Class II Directors. Shareholders cannot cumulate votes for the election of Directors. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of votes cast, in person and by proxy, at the meeting.
The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. These matters include the election of directors and the advisory vote regarding executive compensation. Abstentions and broker non-votes will be counted as shares present at the meeting to the existence of a quorum, but will not be counted as votes for or against the election of any nominee for director or with respect to any other proposal brought before the meeting.
Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company Common Stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet and telephone voting are set forth on the proxy card. The deadline for voting via the internet or by telephone is 11:59 p.m., Eastern Time, on Monday, April 15, 2019.
As of February 14, 2019, Univest Bank and Trust Co. held 615,766 shares or 2.10% of the Corporation's outstanding Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of Common Stock.
A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 2018, is included with this mailing. However, the Annual Report is not considered proxy soliciting material.

ELECTION OF DIRECTORS

The person named in the accompanying proxy intends to vote to elect as Directors the nominees listed below in each case, unless authority to vote for Directors is withheld in the proxy. The Corporation's Bylaws (the "Bylaws") authorize the Board to fix the number of Directors to be elected from time-to-time. The Board has established the number at four Class II Directors, each to be elected for a three-year term expiring in 2022.

The Nominating and Governance Committee has recommended the slate of nominees listed below for election as Class II Directors. Management has been informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to serve, the persons named in the proxy will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of directors in accordance with the Bylaws.

The following information, as of February 14, 2019, is provided with respect to the nominees for election to the Board.

Class II Directors (to be elected for a three-year term expiring at the 2022 Annual Meeting of Shareholders)*:

Name	Age	Business Experience	Director Since**
Todd S. Benning, CPA	58	Former Director of Fox Chase Bancorp, Inc. (acquired by the Corporation in 2016), Founding stockholder of Dunlap & Associates, PC (certified public accounting firm), and principal of Dunlap SLK, PC (certified public accounting firm)	2016
Glenn E. Moyer	67	Chief Executive Officer of Live Oak Strategies, LLC, Director of FHLBank Pittsburgh, Former Secretary of the Pennsylvania Department of Banking and Securities and President and Chief Executive Officer of National Penn Bancshares, Inc. and Elverson National Bank	2015
Jeffrey M. Schweitzer	45	President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank since 2013 (Has been employed by the Corporation since 2007)	2013
Michael L. Turner	62	Former Director of Valley Green Bank (acquired by the Corporation in 2015), Partner, Marshall, Dennehey, Warner, Coleman & Goggin (Law Firm)	2015

The following Directors were elected or appointed in prior years for terms expiring in future years.

Class I (each continuing for a three-year term expiring at the 2021 Annual Meeting of Shareholders):

Name	Age	Business Experience	Director Since**
William S. Aichele	68	Chairman of the Corporation and Chairman of the Bank, Past President and Chief Executive Officer of the Corporation and the Bank, Director of the Federal Reserve Bank of Philadelphia	1990
Thomas M. Petro	60	Former President and Chief Executive Officer of Fox Chase Bank and Fox Chase Bancorp, Inc. (acquired by the Corporation in 2016), Managing Partner of 1867 Capital Partners	2016
Charles Zimmerman	60	Senior Leadership of Calvary Church, Director for the Clemens Family Corporation, Former Chairman of the Department of Practical Theology at Biblical Theological Seminary	2015

Class III Directors (each continuing for a three-year term expiring at the 2020 Annual Meeting of Shareholders):

Name	Age	Business Experience	Director Since**
Roger H. Ballou	67	Former Director of Fox Chase Bancorp, Inc. (acquired by the Corporation in 2016), Past President and Chief Executive Officer and a director of CDI Corporation (Engineering, Information Technology and Professional Staffing Solutions)	2016
K. Leon Moyer	69	Retired Vice Chairman of the Corporation and Retired President and Chief Executive Officer of the Bank	2005
Natalye Paquin	58	Chief Executive Officer of Points of Light Foundation, Former Chief Transformation Officer at Girl Scouts of the USA	2017
Robert C. Wonderling	57	President and Chief Executive Officer of the Chamber of Commerce of Greater Philadelphia, Former Pennsylvania State Senator	2018

* All nominees are currently directors.
** Dates indicate initial year as a director or alternate director of the Corporation or the Bank.

The following information, as of February 14, 2019, is provided with respect to the Named Executive Officers of the Corporation not serving as a Director of the Board.

Name	Age	Current Primary Positions	Current Position Since
Michael S. Keim	51	Senior Executive Vice President of the Corporation, President of the Bank; Director of the Bank (Has been employed by the Corporation since 2008, most recently as Senior Executive Vice President and Chief Financial Officer of the Corporation and Bank, prior to his current position)	2015
Roger S. Deacon	55	Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank (formerly Chief Financial Officer of Fox Chase Bancorp, Inc.)	2016
Megan D. Santana	43	Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank (has been employed by the Corporation since 2016 as General Counsel)	2018
Duane J. Brobst	66	Senior Executive Vice President of the Corporation and the Bank, Chief Credit Officer of the Bank (Has been employed by the Corporation since 1992, most recently as Chief Risk Officer, prior to this position)	2018

Security Ownership of Certain Beneficial Owners and Management

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each director, each nominee for director, each named executive officer, and all directors and executive officers as a group as of February 14, 2019.

Name	Number of Shares*	Percent
William S. Aichele (1)	171,609	**
Roger H. Ballou (2)	41,288	**
Todd S. Benning	35,237	**
Glenn E. Moyer	10,184	**
K. Leon Moyer (3)	111,434	**
Natalye Paquin	1,940	**
Thomas M. Petro	70,603	**
Jeffrey M. Schweitzer (4)	107,649	**
Michael L. Turner	22,290	**
Robert C. Wonderling	3,531	**
Charles Zimmerman	6,711	**
Duane J. Brobst (5)	55,435	**
Roger S. Deacon (6)	75,460	**
Michael S. Keim (7)	51,747	**
Megan D. Santana (8)	6,884	**

All Directors and Executive Officers as a Group (15 persons)	772,002	2.64%

*
The shares "Beneficially owned" may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security. The table includes directly owned shares, unvested restricted shares and options to purchase shares or restricted stock units that will vest within 60 days of February 14, 2019.

**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 27,000 shares which may be acquired by the exercise of vested stock options.
(2)	Includes 19,286 shares owned by members of Mr. Ballou's family. He disclaims beneficial ownership of these shares.
(3)
Includes 6,973 shares owned by members of Mr. Moyer’s family. He disclaims beneficial ownership of these shares. Also included are 28,000 shares which may be acquired by the exercise of vested stock options.

(4)	Includes 48,938 shares which may be acquired by the exercise of vested stock options.
(5)	Includes 14,585 shares which may be acquired by the exercise of vested stock options.
(6)	Includes 4,827 shares which may be acquired by the exercise of vested stock options.
(7)	Includes 16,302 shares which may be acquired by the exercise of vested stock options.
(8)	Includes 2,608 shares which may be acquired by the exercise of vested stock options.

The following table provides information as of December 31, 2018 about persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name	Number of Shares*	Percent
Blackrock, Inc. (1)	2,257,026	7.71%
Dimensional Fund Advisors LP (2)	1,897,325	6.48%
T. Rowe Price Associates, Inc. (3)	1,563,932	5.34%

(1)	Information is derived from a Schedule 13G amendment filed with the SEC on February 6, 2019. The principal business office for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)	Information is derived from a Schedule 13G filed with the SEC on February 8, 2019. The principal business office for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.
(3)
Information is derived from a Schedule 13G amendment filed with the SEC on February 14, 2019. The principal business office for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16 (a) forms they file.

To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2018, all Section 16 (a) reports by its Officers and Directors were timely filed, except three reports on Form 4 filed by Charles H. Zimmerman with respect to these purchases of Common Stock in 2018, which were inadvertently filed late.

The Board, the Board’s Committees and Their Functions

The Corporation's Board met nine (9) times during 2018. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. While the Corporation has no formal policy on director attendance at annual meetings of shareholders, all Directors are encouraged to attend the annual meeting of shareholders. In 2018, all Directors were present at the annual shareholders’ meeting. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:

Univest Financial Corporation
Attention (Board Member's name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 197
Souderton, PA 18964

The Corporation's Board of Directors has determined that all Directors, with the exception of Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining a deposit, savings or similar account with the Bank by a director or any of the director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. There are no family relationships among our directors or executive officers.
For more information, see “Related-Party Transactions.”

Board of Director Committees as of December 31, 2018

Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Roger H. Ballou	X	X	—
Todd S. Benning	Chairman	—	—
Glenn E. Moyer	—	Chairman	X
K. Leon Moyer	—	—	—
Natalye Paquin	—	—	—
Thomas M. Petro	—	—	—
Jeffrey M. Schweitzer	—	—	—
Michael L. Turner	X	—	X
Robert C. Wonderling	—	—	—
Charles H. Zimmerman	X	X	Chairman

Audit Committee

The Audit Committee of the Board (the "Audit Committee") met five (5) times during 2018. The responsibilities of the Audit Committee include: annual review of the selection of the Corporation’s independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

Todd S. Benning, CPA serves as Chairman of the Audit Committee. The Board has determined that Mr. Benning meets the requirements adopted by the SEC and the NASDAQ Stock Market for qualification as an audit committee financial expert. Mr. Benning has served as a member of the Board since 2016 and was previously a member of the Fox Chase Bancorp, Inc. Board of Directors from 2005 to 2016 where he served as Audit Committee Chairman. Mr. Benning is a Principal of Dunlap SLK, PC, a full-service certified public accounting firm located in Chalfont, Pennsylvania where he serves in the firm's Accounting Services Department and has over thirty-five years of experience in public accounting providing him with a high level of financial sophistication and a comprehensive knowledge of internal controls and audit committee functions. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for purposes of Section 11 of the Securities Act of 1933.

The Board re-approved the Audit Committee Charter at its January 2019 Meeting and the Audit Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy at its January 2019 meeting. A copy of the Audit Committee Charter may be found on the Corporation’s Web Site: www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is “independent.”
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Univest Audit Committee Members:

Todd S. Benning, Chairman
Roger H. Ballou
Michael L. Turner
Charles H. Zimmerman

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation’s annual financial statements and internal controls over financial reporting, and fees billed for other services rendered. All of the fees in the table were approved pursuant to the Audit Committee's pre-approval policy and procedures.

	2018	2017
Audit Fees (1)	$935,000	$1,143,159
Audit Related Fees (2)	56,000	78,000
Tax Fees (3)	—	133,861
All Other Fees (4)	1,780	1,780
Total Fees	$992,780	$1,356,800

(1)	In addition to fees related to the audit of the Corporation, 2017 includes fees associated with the December 2017 capital raise.
(2)	2018 includes audit of benefit plans and 2017 includes audit of benefit plans and student loan agreed upon procedures.
(3)	Includes preparation of federal and state 2016 tax returns and tax compliance issues.
(4)	Represents the annual charge for a web based accounting research tool.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2018 Performance Summary

The Corporation’s focus in 2018 was tied to three strategic priorities:

•	Grow Top Line Revenue

•	Achieved total loan portfolio organic growth of $386.5 million or 10.7%;

•
Achieved organic deposit growth of $331.0 million, or 9.1%, by increasing commercial relationships and public funds deposits as well as through certificates of deposit promotions in our financial service centers;

•	Increased net interest income, excluding purchase accounting, by 12.0%, due to previously noted loan growth and expansion of net interest margin; and

•	Increased wealth and trust fee revenues by 6.8% and insurance business revenues by 7.3%.

•	Maximize Efficiency and Manage Costs

•	Reduced our efficiency ratio, excluding restructuring charges, to 61.6% from 62.2% for 2017;

•	Consolidated three financial centers within close proximity to other Bank financial service centers; and

•	Continued investment in technology through phased implementation of SalesForce, as a sales and customer relationship management tool, and nCino, as an end-to-end commercial loan origination system.

•	Expand and Optimize the Capabilities to Better Serve our Customers and Communities

•	Expanded geographic reach by opening a new financial center in Intercourse, Pennsylvania (Lancaster County);

•	Our Wealth Division (Girard) replaced its portfolio management system with Black-Diamond, creating a state-of-the-art investment platform; and

•	Developed and began implementation of a digital strategy and introduced digital wallet capabilities such as virtual wallet roll-out of Apple Pay and Google Pay.

Financial results for 2018 results were negatively impacted by a $10.9 million ($8.6 million after-tax) net charge-off related to fraudulent activities perpetrated by employees of a borrower. The impact of this loss was $0.29 diluted earnings per share. Primarily due to this charge-off, the targeted performance for incentive plan performance measures was not achieved, however, actual results for 2018 were above threshold after adjusting for certain other one-time items approved by the Compensation Committee. The one-time items were BOLI death benefit income and financial center closure restructuring expenses. Substantial progress was also made on other important internal goals, such as those noted above, which are anticipated to contribute to long-term improved financial results in the future.

2018 Compensation Summary

•
Salaries: 2018 salary increases, which became effective as of January 1, 2018 for the executive officers, ranged from 2.4% - 28.3%, which reflects both merit increases and a promotion to Chief Risk Officer for Ms. Santana effective June 1, 2018.

•
Annual Incentive: During 2018, our goals were generally achieved between threshold and target performance levels; therefore, the corporate performance portion of the annual incentive was paid out at 79.7% of target (see "Annual Incentives" for additional discussion).

•	Equity: Similar to prior years, executives were granted two forms of equity - 70% of the total award was performance-vested restricted stock and 30% was stock options:

•	Granted 2018 performance-vested restricted stock awards and stock options based on a percentage of the executive's base salary;

•
Performance-vested restricted stock cliff vests after three years assuming certain targets are met related to: (1) relative return on average assets compared to the Board approved peer group for the three years ended December 31, 2020 and (2) earnings compared to internally developed cumulative earnings per share target for the three years ended December 31, 2020;

•	Stock options which vest equally over a three year period beginning on the anniversary of the date of the grant.

The Compensation Committee also considers feedback from our shareholders in making compensation determinations. At the 2018 annual meeting, 97.5% of the votes cast were in favor of our say-on-pay proposal. We view this as a positive endorsement of our pay practices. Even in light of this strong support, we continue to monitor our pay alignment with shareholder interets and seek ways to improve our compensation program.

With information provided by management, the Compensation Committee has reviewed the design and operation of our incentive compensation arrangements for all employees, including our named executive officers, to determine whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on us. The Compensation Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk mitigation features, are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION PHILOSOPHY

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation's business operations. To further that objective, the Corporation's executive compensation program is designed to:

•
Attract and retain talented employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement: “To be the best integrated financial solutions provider in the market.” This key statement is critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•
Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the executive with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders.

•
Pay salaries, cash incentives, and equity incentives near the 50th percentile of the market when we meet our targeted performance objectives (although exact positioning varies by each individual's experience and responsibilities).

•	Support the Corporation’s management development and succession plans.

•	Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	Require executives to acquire substantial levels of ownership of the Corporation’s stock in order to better align the executives' interests with those of the shareholders.

COMPENSATION CONSULTANT AND PEER GROUP

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers the decision-making responsibilities, experience, work performance, achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has enlisted the assistance of an independent compensation consultant. Base salaries are determined by considering the experience and responsibilities of the individual executive officer with a target of paying near the median (50%) level of our peer group adjusted for overall performance of the individual executive. Base salaries are adjusted annually and are in effect for the period January 1 through December 31.

The Compensation Committee engaged McLagan, a part of Aon plc, to assist the committee in reviewing its executive and director compensation arrangements for 2018. McLagan is an independent compensation consulting firm engaged by and reporting directly to the Compensation Committee. The analysis provided by McLagan for 2018 includes, but is not limited to, an assessment of the Univest executive and director compensation program compared to its peers, development of total cash compensation opportunities (base salary and cash incentives) and a review of the Corporation's short-term and long-term incentive programs (cash and equity). The analysis provides the Compensation Committee with a broad array of information from which to assess the effectiveness of its compensation programs and will serve as a foundation for future compensation decisions. The analysis was used in connection with the 2018 merit increases for named executive officers and for adjusting director compensation.

In determining compensation for our named executive officers, the Compensation Committee uses market information from its peer group. For 2018, this market information was provided by McLagan. The Corporation's 2018 peer group was made up of the financial institutions listed below:

1st Source Corp.	Independent Banc Corp.
Bryn Mawr Bank Corp.	Park National Corp.
Camden National Corp.	Peapack-Gladstone Financial
CoBiz Financial Inc.	Peoples Bancorp Inc.
Community Trust Bancorp Inc.	S&T Bancorp Inc.
Financial Institutions Inc.	Sandy Springs Bancorp, Inc.
First Busey Corp.	Stock Yards Bancorp, Inc.
First Commonwealth Financial	Tompkins Financial Corporation
First Community Bancshares, Inc.	Washington Trust Bancorp Inc.
First Financial Bancorp	WSFS Financial Corp.
First Merchants Corp.

In December 2017, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2018. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2018. Increases in base salary compensation for 2018 were based on individual performance and the selected peer group compensation review performed by the Corporation's independent compensation consultants.

BASE SALARY COMPENSATION FOR 2018

The Compensation Committee's approach is to offer competitive salaries in comparison with market practices. The Compensation Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of executives who are currently employed in similar positions at companies similar to the Corporation in both size (on the basis of total revenue) and scope of operation, with special emphasis placed on salaries paid by companies in the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

Below outlines the increases in base salary compensation for 2018 approved by the Compensation Committee:

Executive	2018	2017	Base Salary Increase
Jeffrey M. Schweitzer (1)	$600,000	$550,000	9.1%
Michael S. Keim	390,000	375,000	4.0%
Roger S. Deacon	315,000	300,000	5.0%
Duane J. Brobst	252,000	246,000	2.4%
Megan D. Santana (2)	290,000	226,000	28.3%
(1) The increase for Mr. Schweitzer reflects the lack of an increase in 2017 at Mr. Schweitzer's request and a desire of the Compensation Committee to bring Mr. Schweitzer's salary into closer alignment with the 50th percentile of the market given his performance.
(2) As of January 1, 2018, Ms. Santana's base salary was $240,000. On June 1, 2018, her base salary was increased to $290,000 in conjunction with her promotion to Chief Risk Officer.

ANNUAL INCENTIVES

The Corporation established a non-equity annual incentive plan to reward executive officers for achieving annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program for Messrs. Schweitzer, Keim, Deacon and Brobst and Ms. Santana consists of cash bonuses based 80% on meeting annual Corporation performance goals (earnings per share, return on equity, efficiency ratio and nonperforming assets to total assets); and 20% on individual performance to reinforce the critical focus of our executive officers on certain annual objectives that have significant impact on our long-term performance strategy. The payout under the Annual Incentive Compensation plan will occur during March following the performance year.

The Annual Incentive Compensation Plan provides for payouts based on actual results compared to target as detailed in the table below. The first three columns of the table provide the annual incentive payout target range by executive, as a percentage of base salary, based on performance as compared to target. The fourth and fifth columns provide the actual incentive award paid for 2018 as a percentage of base salary and actual dollar amount. The 2018 payout was interpolated based on actual results compared to threshold, target and optimum. There is no payout for performance below threshold.

Executive	Threshold Achieve 80% of Target	Target Achieve 100% of Target	Optimum Achieve 120% of Target	Actual Award	Actual Award ($)
Jeffrey M. Schweitzer	20.0%	50.0%	75.0%	41.9%	$251,166
Michael S. Keim	16.0%	40.0%	60.0%	33.5%	130,607
Roger S. Deacon	14.0%	35.0%	52.5%	29.3%	92,304
Duane J. Brobst	14.0%	35.0%	52.5%	29.3%	73,843
Megan D. Santana (1)	10.0%	25.0%	37.5%	20.9%	56,271
(1) Reflects 42% weighting for $240,000 salary (January to May 2018) and 58% weighting for $290,000 salary (June to December 2018)
The Corporation’s financial targets set by the Compensation Committee for 2018 along with the actual results for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Goal Weight*	Threshold	Target (Plan)	Optimum	Actual**
Earnings Per Share	25.00%	$1.54	$1.93	$2.32	$1.72
Return on Average Equity	25.00%	7.37%	9.21%	11.05%	8.26%
Efficiency Ratio	15.00%	65.00%	62.50%	60.00%	61.64%
NPAs to Total Assets	15.00%	0.70%	0.45%	0.20%	0.56%
*Represents percentage of individual's total incentive compensation award.
**Adjusted to exclude the impact of certain one-time items, which are the benefit of BOLI death benefit claims and cost of restructuring charges. Such adjustments were approved by the Compensation Committee.

The individual performance component is recommended by the Chief Executive Officer of the Corporation and Chairman of the Corporation, as applicable. When considering the recommendations, the Compensation Committee considers the individual’s contribution to progress on strategic initiatives critical to the Corporation’s performance in 2018 and beyond. In 2018, the Compensation Committee determined that the individual performance component for Messrs. Schweitzer, Keim, Deacon, Brobst and Ms. Santana should be paid out at Target.

As a result of actual corporate performance (paid out at 79.7% of target) and the individual performance component, an aggregate cash bonus was paid to the above named executive officers of the Corporation for 2018 at 83.7% of the targeted payout level.

LONG-TERM INCENTIVES

Stock-Based Compensation

The long-term incentive program consists primarily of stock options and restricted stock grants; performance-based restricted stock awards which vest based on the Corporation’s performance compared to its selected peers with respect to certain financial measures. The purpose of the program is to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. The Corporation’s target is to pay out incentive compensation, both short-term and long-term, near the median (50%) level of our peer group when targeted performance is met.

At the 2013 annual shareholder's meeting, the shareholders approved the Univest 2013 Long-Term Incentive Plan. The purpose of the plan is to enable employees and non-employee directors of the Corporation to: (i) own shares of stock in the Corporation; (ii) participate in the shareholder value which has been created; (iii) have a mutuality of interest with other shareholders; and (iv) enable the Corporation to attract, retain and motivate key employees. Participation in the 2013 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Compensation Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, stock appreciation rights and/or restricted stock. With respect to these grants, 2,000,000 shares were initially set aside for these long-term incentives. The number of shares of Common Stock available for issuance under the plan is subject to adjustment, as described in the plan. This includes, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure resulting in an adjustment in the aggregate number of shares reserved for issuance under the plan, in the number and option price of shares subject to outstanding stock options granted under the plan and in the number and price of shares subject to other awards, as described in the plan. As a result of the Corporation's 2017 common stock issuance, 857,191 additional shares became available for distribution under the 2013 Long-Term Incentive Plan as of January 1, 2018. As of December 31, 2018, there were 2,631,983 shares available for future grants. At the time of an award grant, the Compensation Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).

Upon a change in control: (i) any stock appreciation rights outstanding for at least six months and any stock options awarded which have been held for at least six months shall become fully vested and exercisable; (ii) restrictions applicable to any restricted stock award lapse and such shares become fully vested; (iii) the value of all outstanding stock options, stock appreciation rights and restricted stock awards shall be cashed out on the basis of their fair market value; and (iv) any outstanding long-term performance awards shall vest and paid out based on the prorated target results for the performance periods in question.

2018 Equity Grants

Long-term incentive compensation consists of a combination of performance-based restricted stock and stock options; 70% of the fair value of the awards is in performance-based restricted stock and 30% of the fair value is in stock options.

Performance-based restricted stock was granted on March 15, 2018 based on the Target level performance as detailed in the following chart. The performance-based restricted stock will vest on March 15, 2021 provided certain performance metrics are met that evaluate the Corporation’s performance compared to (i) the SNL Small Cap Bank and Thrift Index ("Select Peer Group") with respect to three-year average Return on Average Assets and (ii) internally determined cumulative earnings per share target for the three year period ended December 31, 2020. No vesting will occur if the three year average ROAA is less than 50 basis points, adjusted for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.).

The number of Target shares vesting in the following table represent the Target grant with more shares vesting if performance exceeds Target and less shares vesting if performance is short of Target as detailed below. Target is defined as ranking in the 55th percentile of ROAA performance compared to its Select Peer Group and achieving a cumulative 2018 to 2020 earnings per share target adjusted for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.) both weighted at 50%.

ROAA to Peer	Threshold (35%)	Target (55%)	Optimum (75% or Greater)
Amount of Shares Vesting	50%	100%	150%

EPS Performance	Threshold (80% of Target)	Target	Optimum (120% of Target)
Amount of Shares Vesting	50%	100%	150%

On March 15, 2018, the Compensation Committee approved grants of performance-based restricted stock to the following named executives:

	Number of Shares			Grant Date Fair Value ($)
Executive	Threshold	Target	Optimum	Threshold	Target	Optimum
Jeffrey M. Schweitzer	3,684	7,368	11,052	$104,994	$209,988	$314,982
Michael S. Keim	1,916	3,832	5,748	54,606	109,212	163,818
Roger S. Deacon	1,354	2,708	4,062	38,589	77,178	115,767
Duane J. Brobst	1,083	2,166	3,249	30,866	61,731	92,597
Megan D. Santana (1)	737	1,474	2,211	21,005	42,009	63,014
(1) Amount of shares granted for Ms. Santana was based on $240,000 salary in effect at the time of grant.

The granting of stock options is at the discretion of the Compensation Committee and is not contingent on the achievement of annual targets described under "Annual Incentives." On March 15, 2018, the Compensation Committee approved the granting of stock options to the following named executives:

Executive	Stock Options Granted		Grant Date Fair Value ($)
Jeffrey M. Schweitzer	13,933	shares	$90,002
Michael S. Keim	7,245	shares	46,800
Roger S. Deacon	5,120	shares	33,073
Duane J. Brobst	4,096	shares	26,459
Megan D. Santana (1)	2,787	shares	18,003
(1) Amount of options granted for Ms. Santana was based on $240,000 salary in effect at the time of grant.

Vesting of 2015 Performance-Based Restricted Stock

During 2015, the Corporation granted its executives performance-based restricted stock based on the Top Quintile performance as detailed in the chart below. Performance criteria was the Corporation's Return on Average Assets for the three years ended December 31, 2017 compared to its select peer group.

	Number of Shares
Executive	Top Quintile	2nd Quintile 60%-80%	3rd Quintile
Jeffrey M. Schweitzer	7,500	5,000	2,500
Michael S. Keim	3,750	2,500	1,250
Roger S. Deacon (1)	—	—	—
Duane J. Brobst	3,750	2,500	1,250
Megan D. Santana (1)	—	—	—
(1) Executive was not an employee of the Corporation when the restricted shares were granted.

The Corporation's performance in terms of three-year Return on Average Assets for the three years ended December 31, 2017, compared to its selected peer group, fell in the 2nd Quintile. The number of shares vested for each named executive are the 2nd Quintile identified shares in the above table.

Vesting of 2016 Performance-Based Restricted Stock

During 2016, the Corporation granted its executives performance-based restricted stock as detailed in the following chart.

Executive	# of Target Shares Granted
Jeffrey M. Schweitzer	10,016
Michael S. Keim	5,463
Roger S. Deacon (1)	—
Duane J. Brobst	3,059
Megan D. Santana (1)	—
(1) Executive was not an employee of the Corporation when the shares were granted.

The 2016 performance-based restricted stock vested on February 15, 2019 based on the Corporation’s performance compared to (i) the Select Peer Group with respect to the three year average Return on Average Assets and (ii) internally determined earnings per share target for the year ended December 31, 2018, as determined at the date of the grant and as adjusted for the impact of federal tax rate change effective January 1, 2018 and the Corporation’s capital raise in December 2017. Such adjustments were approved by the Compensation Committee. Each criteria is equally weighted at 50% of the vesting.

ROAA to Peer	Threshold (35%)	Target (55%)	Optimum (75% or Greater)
Amount of Shares Vesting	50%	100%	150%

EPS Performance	Threshold (80% of Target)	Target	Optimum (120% of Target)
Amount of Shares Vesting	50%	100%	150%
Internal Target	$1.72	$2.15	$2.58

Actual results for the three year Return on Average Assets and earnings per share analysis were adjusted for certain nonrecurring charges such as acquisition, integration and restructuring charges, nonrecurring pension and Girard settlements, write-off of deferred tax assets related to the federal tax law change and BOLI death benefit claims. The Return on Average Assets, as adjusted, for the three year period ended December 31, 2018 was 1.03% which ranked 38th of 101 Peer Banks or at 37.6% which is above the threshold of 35%. This provided for a vest rate of 56.6% of shares for the Return on Average Asset Test.

The earnings per share, as adjusted, for the year ended December 31, 2018 was $1.72 which equaled the threshold of $1.72 and provided for a vest rate of 50.0% of shares for the earnings per share test.

Based on the above analysis, the vest rate for the 2016 performance-based restricted stock was 53.3% and each executive received 53.3% of the target shares identified in the above table.

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the executive officers with those of the shareholders, the Board of Directors approved minimum stock ownership guidelines for the executive officers. Below are the minimum required holdings for the named executive officers. All of the executive officers are in compliance with the ownership requirements.

Executive	Ownership Requirement (Multiple of Base Salary)
Jeffrey M. Schweitzer	3.0x
Michael S. Keim	2.5x
Roger S. Deacon	2.0x
Duane J. Brobst	2.0x
Megan D. Santana	1.5x

The ownership requirements vary based upon which category of the executive incentive plan (there are four) the executive is placed in. In 2018, executive officers in each category were as follows: Category 1 is the President and CEO of the Corporation; Category 2 is the President of the Bank; Category 3 included any Senior Executive Vice President of the Corporation and/or the Bank, any Commercial Banking Market President, the Wealth Management President and Insurance President; and Category 4 includes Executive Vice Presidents of the Corporation or Bank. These ownership requirements must be met within 5 years of entering the plan. If an individual is promoted to a new category, the individual will have 3 additional years in which to achieve the new ownership requirement. The following shares are considered “owned” in meeting the ownership requirements outlined in the table above:

•	All shares held by the employee or their spouse;

•	All restricted stock (vested or unvested);

•	All restricted stock units (vested or unvested);

•	Unexercised vested in-the-money stock options; and

•	Shares held in the employee’s 401(k) plan.

Insider Trading Policy

The Corporation maintains an Insider Trading Policy ("Policy") that applies to its' Directors and named executive officers. The Policy, among other matters, prohibits the following activities associated with the Corporation's Common Stock:

•	Trading on material, non-public information;

•	Trading during designated black-out periods;

•	Hedging of Corporation Common Stock;

•	Holding Corporation Common Stock in a margin account; and

•	Selling short Corporation Common Stock.

Claw Back Provision on Incentive Compensation

In the case where an accounting restatement occurs due to a material error, whether due to intentional fraud or a “no fault” accounting restatement, incentive-based compensation that is based on financial information required to be reported under the securities laws, including performance-based restricted stock, will be recovered, to the extent of the financial impact of the error, from all Section 16 officers who were Section 16 officers during the relevant period. If it is determined by the Compensation Committee that it is impracticable to recover the amounts (i.e. the cost to recover exceeds the amount to be recovered) then the Corporation will disclose the individual’s name, the amount foregone, and a brief description of the reason for deciding not to pursue recovery in our next annual proxy statement.

Post-Retirement Plans

Univest provides a qualified pension plan to all employees hired prior to December 8, 2009. The Defined Benefit Pension Plan (the "DBPP") is a noncontributory defined benefit retirement plan covering substantially all employees of the Corporation who were hired before December 8, 2009, completed one year of service and attained age 21. Effective December 31, 2009, the benefits previously accrued under the DBPP were frozen and the DBPP was amended and converted to a cash balance plan, with participants not losing any pension benefits already earned in the DBPP. Employees hired on or after December 8, 2009 are not eligible to participate in the DBPP. The DBPP is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The DBPP is administered by the Pension Committee appointed by the Board of Directors of the Corporation. The Pension Committee has appointed the Bank as trustee of the DBPP. Employer contributions are based on amounts required to be funded under the provisions of ERISA. No contributions are required or permitted by the participants.
The normal retirement date is the first day of the month in which the participant’s 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued was 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20 years up to 35 years, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.

    Benefits under the cash balance plan are credited to the employees’ account based on the following formula:

Years of Service	Annual Benefit Credited
0 - 10	3% of salary
11- 20	5% of salary
21 +	7% of salary

Additionally, annually the employees’ accounts are credited with a guaranteed return of the ten year Treasury note rate plus 1% not to exceed the 30 year Treasury note rate. To not penalize long-term employees of the Corporation, for employees over the age of 55 with over 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the DBPP or the new cash benefit account.
Each participant who has at least ten years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to his/her normal retirement age. A participant’s early retirement benefit is the greater of (i) the actuarial equivalent of the accrued benefit if the benefit is distributed in a form other than a nondecreasing life annuity payable for a period not less than the life of the participant or (ii) the accrued benefit reduced from the early retirement date by 1/15th per year for the first five years and 1/30th per year for each of the next five years. A participant’s early retirement benefit with respect to benefits accrued prior to the cash balance plan conversion effective December 31, 2009 is the participant’s accrued benefit payable at the participant’s normal retirement date, reduced by 6% per year for the first five years and 4% per year thereafter to age 55; however, if the participant has attained age 62 at the early retirement date and the sum of the participant’s age plus years of service equals or exceeds 85, the participant will receive the normal retirement benefit.
Participants were not vested in the benefits accrued up to December 31, 2009 until they completed five years of service, at which time they became fully vested in the benefits accrued up to December 31, 2009 in the DBPP. Participants were not vested in the benefits accrued after December 31, 2009, under the cash balance portion of the plan, until they completed three years of service, at which time they became fully vested in the benefits accrued under the cash balance portion of the plan.
A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.
While the Corporation has not expressed any intent to do so, the DBPP/cash balance plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the DBPP/cash balance plan, the DBPP/cash balance plan provides that the net assets of the plan shall be allocated among the participants in the order provided for in ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the DBPP/cash balance plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (the "PBGC") up to specified limitations.
Should the DBPP/cash balance plan terminate at some future time, its assets generally may not be available on a pro rata basis to provide participants’ benefits. Whether a particular participant’s accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.
On an optional basis, employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (the "DSSP"). In 2018, participants could defer up to a maximum of $18,500 if under age 50 and $24,500 if at least age 50 by December 31. After employees complete 6 months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's salary. All contributions are invested via a trust. The Corporation's matching contributions for 2018, 2017, and 2016 amounted to $1,367,025, $1,374,375, and $1,192,172, respectively. The matching contributions are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant's retirement. The DSSP permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

PERQUISITES

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

Certain executive officers, including the named executive officers, receive expense allowances. These perquisites are determined and approved by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain named executive officers with personal tax preparation services. These services are provided by a Certified Public Accounting firm other than Univest’s independent registered public accounting firm, KPMG LLP.

TAX CONSIDERATIONS

The Tax Cuts and Jobs Act of 2017 (“TCJA”) modified Section 162(m) of the Internal Revenue Code and, beginning in 2018, generally provides that no tax deduction is allowed for compensation in excess of $1 million paid by a public company to any named executive officer. Additionally, as result of the TCJA, performance-based pay such as nonqualified stock options, performance-based restricted stock and cash incentives that pay out after retirement would now be counted against the limit. Prior to 2018, performance-based pay was not subject to the deductibility limit.

Overview of Compensation Changes for 2019

2019 Base Salaries

In December 2018, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2019. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2019. Increases in base salary compensation for 2019 were based on individual performance and the selected peer group compensation review performed by the Corporation’s independent compensation consultant. The Chief Executive Officer's base salary was approved by the full Board of Directors in December 2018.

Below outlines the increases in base salary compensation for 2019 approved by the Compensation Committee:

Executive	2019	2018	Base Salary Increase
Jeffrey M. Schweitzer	$635,000	$600,000	5.8%
Michael S. Keim	415,000	390,000	6.4%
Roger S. Deacon	335,000	315,000	6.3%
Duane J. Brobst	260,000	252,000	3.2%
Megan D. Santana	300,000	290,000	3.4%

The increases for the named executives are due to merit, growth and increased size and complexity of the Corporation and their related responsibilities.

In December 2018, the Corporation's Board of Directors approved an Amended and Restated Univest 2013 Long-Term Incentive Plan which permits the issuance of restricted stock units ("RSUs"). It is the Corporation's intent to issue a combination of performance-based and serviced-based RSUs instead of restricted stock and options for annual equity awards provided to named executive officers and non-employee directors beginning in 2019.

Change in Control Agreements

The Corporation has entered into change of control agreements (the “Agreement”) with certain executive officers, including all of the named executive officers. The Agreements for the named executive officers had fixed terms ending on December 31, 2018, with automatic annual one year renewals of the Agreement thereafter, absent notice of non-renewal from any party. The Agreements ending on December 31, 2018 automatically renewed for each named executive officer and now have fixed terms ending December 31, 2019, with automatic one year renewals thereafter absent notice of non-renewal from any party.

In the event an executive’s employment is terminated subsequent to a “change in control” during the term of the Agreement either by the Corporation for a reason other than “cause” (as defined in the Agreement) or by the executive after the occurrence of certain specified events of “good reason” described below, the Corporation will pay the applicable executive a lump-sum cash payment equal to the sum of (i) one or two times their highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years, depending on the executive and (ii) one or two times their average cash bonus paid within the current and two calendar years preceding termination of employment, depending on the executive. In addition, the applicable executive will receive continuation of medical insurance benefits for one or two years, depending on the executive, or a cash payment equal to the cost to obtain such benefits.

The specified events of “good reason” permitting an executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) material diminution in executive’s authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from executive’s office on the date of the change in control (unless closer to executive’s residence); (iii) material diminution in executive’s base salary; (iv) failure to provide executive with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.

Payments under the Agreement would be reduced to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event that the executive becomes entitled to and receives benefits under the Agreement after a change in control, he or she will be subject to one year non-compete and non-solicitation covenants. In the event that the executive voluntarily terminates employment during the term of the Agreement prior to a change in control, he or she will be subject to similar non-compete and non-solicitation covenants for six months.

CONCLUSION

Through the programs described above, a significant portion of the Corporation's executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Compensation Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock and option awards are determined at grant date fair values, which may be worth more, less, or even nothing when vested or paid.

The following table sets forth for the fiscal years ended December 31, 2018, 2017 and 2016, the compensation which the Corporation and its subsidiaries’ principal executive officer, principal financial officer and three other named executive officers earned. This table should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy Statement.

Name and Principal Position	Year	Salary (a)	Bonus	Stock Awards (b)	Option Awards (c)	Non-Equity Incentive Plan Compensation	Change in Pension Value (d)	All Other Compensation (e) (f)	Total
Jeffrey M. Schweitzer,	2018	$600,000	$-0-	$209,988	$90,002	$251,166	$11,438	$25,807	$1,188,401
President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank	2017	550,000	-0-	192,500	82,500	262,887	22,775	25,507	1,136,169
	2016	550,000	-0-	197,115	85,351	237,410	14,165	24,967	1,109,008
Michael S. Keim,	2018	390,000	-0-	109,212	46,800	130,607	—	23,779	700,398
Senior Executive Vice President of the Corporation, President of the Bank; Director of the Bank	2017	375,000	-0-	105,000	45,000	143,393	9,676	23,479	701,548
	2016	375,000	-0-	107,512	46,554	129,496	9,218	21,724	689,504
Roger S. Deacon, (1)	2018	315,000	-0-	77,178	33,073	92,304	—	18,121	535,676
Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2017	300,000	50,000	73,500	31,500	100,375	—	17,821	573,196
	2016	150,000	-0-	—	—	45,324	—	5,635	200,959
Duane J. Brobst,	2018	252,000	-0-	61,731	26,459	73,843	5,760	17,044	436,837
Senior Executive Vice President of the Corporation and the Bank, Chief Credit Officer of the Bank	2017	246,000	-0-	60,270	25,830	82,308	70,604	17,904	502,916
	2016	240,000	-0-	60,201	26,072	72,518	56,257	17,285	472,333
Megan D. Santana, (2)	2018	268,846	-0-	42,009	18,003	56,271	—	14,665	399,794
Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank	2017	226,000	-0-	39,551	16,952	54,011	—	14,492	351,006
	2016	189,539	-0-	—	—	47,482	—	6,845	243,866
(1) Mr. Deacon became an employee of the Corporation on July 1, 2016. Mr. Deacon's Bonus includes a $50,000 retention bonus paid in 2017.
(2) Ms. Santana became an employee of the Corporation on February 16, 2016 and was promoted to Chief Risk Officer effective June 1, 2018.

(a)	Salary for Mr. Deacon for 2016 is for the six months ended December 31, 2016. Salary for Ms. Santana for 2016 is for the 10.5 months ended December 31, 2016.

(b)
These amounts reflect the aggregate grant date fair value for outstanding performance-based restricted stock granted during 2018, 2017 and 2016, computed in accordance with ASC 718 and are based on the Company's stock price as of the date of grant, which was $28.50, $28.15 and $19.68 for 2018, 2017 and 2016, respectively. The amounts were calculated assuming that the performance conditions were satisfied at the target level. See the "Compensation Discussion and Analysis" for more information.

(c)
Represents the fair value for all stock options granted during the fiscal year. Assumptions used in calculating the fair value on these stock options are set forth in Note 14 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2018.

(d)	The change in pension value for Mr. Keim was ($14,826) for 2018.

(e)	Includes Deferred Salary Savings Plan (401(k)) company matching contributions, life insurance premiums, expense allowance, and personal tax preparation services. No individual item exceeded $25,000.

(f)
Does not include dividends on unvested restricted stock. According to the SEC Item 402(c) of Regulation S-K, these dividends do not need to be separately disclosed since they were factored into the ASC 718 grant date value of the awards. Accordingly, we have excluded the dividends from the All Other Compensation values. As noted in Overview of Compensation Changes for 2019 section, it is the intention of the Corporation to issue restricted stock units instead of restricted stock awards beginning in 2019. An employee will have no rights to dividends on unvested restricted stock units until vest date based on the actual number of awards vested.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(b)	Maximum (#)
Jeffrey M. Schweitzer		$120,000	$300,000	$450,000
	3/15/2018				3,684	7,368	11,052	—	13,933	$28.50	$299,990
Michael S. Keim		62,400	156,000	234,000
	3/15/2018				1,916	3,832	5,748	—	7,245	28.50	156,012
Roger S. Deacon		44,100	110,250	165,375
	3/15/2018				1,354	2,708	4,062	—	5,120	28.50	110,251
Duane J. Brobst		35,280	88,200	132,300
	3/15/2018				1,083	2,166	3,249	—	4,096	28.50	88,190
Megan D. Santana		24,000	60,000	90,000
	3/15/2018				737	1,474	2,211	—	2,787	28.50	60,012

(a)
These columns illustrate the possible payouts for each named executive officer under the Annual Incentive Compensation Plan. See "Summary Compensation" and "Compensation Discussion and Analysis - Annual Incentives" for the actual payouts made in 2018.

(b)
The 2018 performance-based awards which will vest based upon the Corporation’s performance over the next three years. Actual shares that vest may change from the above table based on performance. Dividends are paid on the shares but must be invested in the dividend reinvestment plan. The shares granted are eligible for voting. As noted in Overview of Compensation Changes for 2019 section, it is the intention of the Corporation to issue restricted stock units instead of restricted stock awards beginning in 2019. An employee will have no rights to dividends on unvested restricted stock units until actual vest date based on the actual number of awards vested.

(c)	Vest in three equal annual installments beginning on the first anniversary of the date of grant.

(d)
Reflects the aggregate grant date fair value for performance-based restricted stock and stock options granted in 2018 for the assumptions used in calculating the fair value, see "Summary Compensation Table".

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2018

Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (b)
Jeffrey M. Schweitzer (a)	1/31/2011	4,500	—	—	$17.24	1/31/2021	2/6/2014	728	15,703	—	—
	1/31/2014	9,000	—	—	18.78	1/31/2024	2/19/2015	1,000	21,570	—	—
	1/31/2015	6,000	—	3,000	18.52	1/31/2025	1/31/2016	—	—	10,016	216,045
	1/31/2016	9,081	—	4,541	19.68	1/31/2026	1/31/2017	—	—	6,838	147,496
	1/31/2017	4,093	—	8,184	28.15	1/31/2027	3/15/2018	—	—	7,368	158,928
	3/15/2018	—	—	13,933	28.50	3/15/2028
Michael S. Keim (a)	1/31/2015	500	—	1,500	18.52	1/31/2025	2/6/2014	276	5,953	—	—
	1/31/2016	4,953	—	2,477	19.68	1/31/2026	2/19/2015	400	8,628	—	—
	1/31/2017	2,232	—	4,464	28.15	1/31/2027	1/31/2016	—	—	5,463	117,837
	3/15/2018	—	—	7,245	28.50	3/15/2028	1/31/2017	—	—	3,730	80,456
							3/15/2018	—	—	3,832	82,656
Roger S. Deacon	1/31/2017	1,563	—	3,125	28.15	1/31/2027	1/31/2017	—	—	2,611	56,319
	3/15/2018	—	—	5,120	28.50	3/15/2028	3/15/2018	—	—	2,708	58,412
Duane J. Brobst (a)	1/31/2013	667	—	—	16.88	1/31/2023	2/6/2014	55	1,186	—	—
	1/31/2014	1,333	—	—	18.78	1/31/2024	1/31/2016	—	—	3,059	65,983
	1/31/2015	3,000	—	1,500	18.52	1/31/2025	1/31/2017	—	—	2,141	46,181
	1/31/2016	2,774	—	1,387	19.68	1/31/2026	3/15/2018	—	—	2,166	46,721
	1/31/2017	1,282	—	2,562	28.15	1/31/2027
	3/15/2018	—	—	4,096	28.50	3/15/2028
Megan D. Santana	1/31/2017	841	—	1,681	28.15	1/31/2027	1/31/2017	—	—	1,405	30,306
	3/15/2018	—	—	2,787	28.50	3/15/2028	3/15/2018	—	—	1,474	31,794

(a)	Includes both non-qualified and incentive stock options.

(b)	Based on $21.57, the closing price of Univest's Common Stock on December 31, 2018.

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
1/31/2015	33.3334% Vested in 2017; 33.3333% Vested in 2018; and 33.3333% Vests in 2019
1/31/2016	33.3334% Vested in 2017; 33.3333% Vested in 2018; and 33.3333% Vests in 2019
1/31/2017	33.3334% Vested in 2018; 33.3333% Vests in 2019; and 33.3333% Vests in 2020
3/15/2018	33.3334% Vests in 2019; 33.3333% Vests in 2020; and 33.3333% Vests in 2021

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
2/06/2014	20% Vested in 2015; 20% Vested in 2016; 20% Vested in 2017; 20% Vested in 2018; and 20% Vests in 2019
2/19/2015	20% Vested in 2016; 20% Vested in 2017; 20% Vested in 2018; 20% Vests in 2019; and 20% Vests in 2020
1/31/2016	150% or less vests 2/15/2019 based on the Corporation’s performance
1/31/2017	150% or less vests 2/15/2020 based on the Corporation’s performance
3/15/2018	150% or less vests 3/15/2021 based on the Corporation’s performance

STOCK OPTIONS EXERCISED AND STOCK VESTING TABLE

Name	Options Awards (a)		Stock Awards (c)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (d)
Jeffrey M. Schweitzer	7,000	$79,940	7,205	$198,401
Michael S. Keim	4,500	46,557	3,378	93,071
Roger S. Deacon	—	—	136	3,714
Duane J. Brobst	—	—	2,783	83,011
Megan D. Santana	—	—	74	2,008
(a) The Corporation has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money stock options for Corporation Common Stock having an equivalent value. This exchange allows the executives to exercise their stock options on a net basis without having to pay the exercise price or related expense in cash. However, it will result in the executives acquiring fewer shares than the number of stock options exercised.
(b) "Value Realized on Exercise" is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date.
(c) The amounts shown under Stock Awards include the portion of prior year restricted stock awards that vested during 2018 as well as the dividends on unvested restricted stock awards that were paid and invested in the dividend reinvestment plan during 2018.
(d) "Value Realized on Vesting" is based on the closing price of Univest Common Stock on the date of vesting.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Jeffrey M. Schweitzer	Defined Benefit Pension Plan/Cash Balance Plan	11.25	$121,988	—
Michael S. Keim	Defined Benefit Pension Plan/Cash Balance Plan	10.00	42,654	—
Roger S. Deacon (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
Duane J. Brobst	Defined Benefit Pension Plan/Cash Balance Plan	25.00	610,763	—
Megan D. Santana (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A

(a)
Univest’s pension plans are described in the "Compensation Discussion and Analysis" under the heading “Post-Retirement Plans.” Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 12 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2018.

(b)	Mr. Deacon and Ms. Santana were hired after December 8, 2009, at which date the Defined Benefit Pension Plan was closed to all new employees.

CHIEF EXECUTIVE OFFICER - PAY RATIO DISCLOSURE

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2018:

•	The median of the annual total compensation of all employees of our company (other than Jeffrey M. Schweitzer) was $58,127; and

•	The annual total compensation of Jeffrey M. Schweitzer, our President and CEO, was $1,188,401.

Based on this information, the ratio for 2018 of the annual total compensation of our President and CEO to the median of the annual total compensation of all employees is 20 to 1.

In an effort to maintain comparability in the reported CEO-Pay Ratio Disclosure, for 2018, Univest re-identified the median employee. The median employee in 2017 was compensated primarily on a commission basis and earned a significant amount more in commissions in 2018. We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.
As of December 31, 2018, our employee population consisted of approximately 841 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with our calendar year end and allowed us to identify employees in a reasonably efficient manner.

2.
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2018. In making this determination, we annualized the compensation of approximately 142 full-time and part-time permanent employees who were employed on December 31, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees, of which there were approximately 43.

3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

4.
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $58,127.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the Total column of our 2018 Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION

Univest does not currently have any non-qualified contributory deferred compensation plans available to the named executive officers.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Certain triggering events could potentially affect the amounts of compensation reported in the previous tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation, which are described in "Change in Control Agreements" on page 19 and addressed within the 2003 Long-Term Incentive Plan, the Amended and Restated 2013 Long-term Incentive Plan, and the Defined Benefit Pension Plan.

Change in Control Agreements

In the event that the employment of Messrs. Schweitzer, Keim, Deacon, Brobst or Ms. Santana is terminated subsequent to a “change in control” during the term of the Agreement either by the Corporation for a reason other than “cause” (as defined in the Agreement) or by the executive after the occurrence of certain specified events of “good reason” described in "Change in Control Agreements" on page 19, the Corporation will pay Messrs. Schweitzer, Keim, Deacon and Brobst or Ms. Santana, as applicable, a lump-sum cash payment equal to the sum of (i) one or two times the applicable executive's highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years, depending on the executive and (ii) one or two times the applicable executive's average cash bonus paid within the current and two calendar years preceding termination of employment, depending on the executive. In addition, the applicable executive will each receive continuation of medical insurance benefits for one or two years, or a cash payment equal to the cost to obtain such benefits, depending on the executive.

The following table provides the amount of compensation payable to the applicable executive after a "change in control" and the employee is terminated for a reason other than cause (as defined in the Agreement) or the executive terminates employment after the occurrence of a specified event of "good reason".

Name	Multiple of Base Salary	Multiple of Cash Bonus	Medical Insurance Benefits	Total
Jeffrey M. Schweitzer (a)	$1,200,000	$514,053	$47,543	$1,761,596
Michael S. Keim (a)	780,000	274,000	25,363	1,079,363
Roger S. Deacon (a)	630,000	192,679	38,923	861,602
Duane J. Brobst (a)	504,000	155,351	44,401	703,752
Megan D. Santana (b)	290,000	54,739	19,462	364,201
(a) Messrs. Schweitzer, Keim, Deacon and Brobst "Change in Control" Agreements provide for two times payout of annual base salary, two time average cash bonus and two years of medical insurance benefits as discussed in Change of Control Agreements section on pages 19-20.
(b) Ms. Santana's "Change in Control" Agreement provides for one time payout of annual base salary, one time average cash bonus and one year of medical insurance benefits as discussed in Change of Control Agreements section on pages 19-20.

2003 and 2013 Long-Term Incentive Plans (as Amended and Restated)

Upon a change in control, stock options and restricted stock awards which have been held for at least six months fully vest. Upon retirement, early-retirement or termination by reason of disability, the Compensation Committee may elect to accelerate the vesting period to allow all stock options to become fully vested and exercisable up to a period of two years after the date of such retirement, early-retirement or disability date and may elect to accelerate the vesting period of all restricted stock awards. Upon termination by death, the Compensation Committee may elect to accelerate the vesting period to allow all stock option awards to become fully vested and exercisable by the legal representative of such employee’s estate or legatee of such employee’s will for a period of one year from the date of death, and may elect to accelerate the vesting period of all restricted stock awards. There are no acceleration provisions for the willful termination of employment or termination of employment for cause. Upon the willful termination of employment, the optionee would have the lesser of three months or the remaining term to exercise any vested stock options. Upon termination of employment for cause, all vested and unvested stock options will immediately terminate.

The following table demonstrates the impact under different triggering events as if such event had occurred on December 31, 2018:

Name		Option Awards				Restricted Stock Awards
	Triggering Event	Number of Options that could be Accelerated and Become Exercisable (#)	Average Option Exercise Price of Accelerated Options ($)	Aggregate Intrinsic Value of Accelerated Options ($)	Expiration Date	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($) (a)
Jeffrey M. Schweitzer	Retirement or Early-retirement, Termination by Disability	—	$—	$—	12/31/2019	—	$—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	29,658	26.04	17,732	3/31/2018	24,222	522,469
Michael S. Keim	Retirement or Early-retirement, Termination by Disability	—	—	—	12/31/2019	—	—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	15,686	26.05	9,257	3/31/2018	13,025	280,949
Roger S. Deacon	Retirement or Early-retirement, Termination by Disability	—	—	—	12/31/2019	—	—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	8,245	28.37	—	3/31/2018	5,319	114,731
Duane J. Brobst	Retirement or Early-retirement, Termination by Disability	—	—	—	12/31/2019	—	—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	9,545	25.56	7,196	3/31/2018	7,366	158,885
Megan D. Santana	Retirement or Early-retirement, Termination by Disability	—	—	—	12/31/2019	—	—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	4,468	28.37	—	3/31/2018	2,879	62,100
(a) Based on $21.57, the closing price of Univest's Common Stock on December 31, 2018.

DIRECTOR COMPENSATION

The following table illustrates compensation received by non-employee directors for the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (c)	All Other Compensation ($)	Total ($)
William S. Aichele	$107,500	$28,000	$0	$0	$135,500
Roger H. Ballou	56,000	28,000	0	0	84,000
Todd S. Benning	45,425	28,000	0	0	73,425
R. Lee Delp (d)	31,233	9,324	0	0	40,557
William G. Morral (d)	48,558	9,324	3,913	0	61,795
Glenn E. Moyer	68,400	28,000	0	0	96,400
K. Leon Moyer	44,650	28,000	0	0	72,650
Natalye Paquin	41,650	28,000	0	0	69,650
Thomas M. Petro	41,200	28,000	0	0	69,200
Mark A. Schlosser (d)	24,500	—	0	0	24,500
Michael L. Turner	52,000	28,000	0	0	80,000
Robert C. Wonderling (d)	33,400	28,000	0	0	61,400
Charles Zimmerman	50,900	28,000	0	0	78,900
(a) Includes annual retainer fees, Board meeting fees and other committee fees as described below.
(b) The amount reflects aggregate great date fair value for time based restricted stock granted during 2018 and is based on the Company's stock price as of the date of the grant of $28.00.
(c) Represents earnings under the Corporation's Director Fee Deferral Plan, as described below, for William G. Morral. Mr. Morral's accumulated value under this Plan was $472,259 at December 31, 2018. There are no pension benefits listed in this table.
(d) Mark A. Schlosser voluntarily retired as a Director on April 17, 2018. R. Lee Delp and William G. Morral retired as Directors on October 1, 2018 upon reaching mandatory retirement age. Robert C. Wonderling was appointed as an Alternate Director on January 1, 2018.

Director Fees

For the year ended December 31, 2018, each non-employee Director was paid an annual retainer fee of $25,000. For Directors who served a partial year, the retainer fee is paid, pro-rata, based on number of months of service. Additionally, the chair of the Audit Committee received an additional annual retainer fee of $8,500, the chair of the Compensation Committee received an additional annual retainer fee of $6,000, the chair of the Risk Committee received an additional annual retainer fee of $7,500, the chair of the Nominating and Governance Committee received an additional annual retainer fee of $5,000, and the chair of the Independent Directors received an additional annual retainer fee of $4,000. Each non-employee Director received a fee of $1,200 for each Board Meeting of the Corporation or the Bank which he/she attended. Only one fee was paid to the Director if these Boards meet on a concurrent basis. Non-employee Directors who attend committee meetings of the Board received a fee ranging from $750 to $900 for each meeting attended.

For the year ended December 31, 2018, the Chairman (Mr. Aichele) received a flat annual fee of $107,500 in lieu of retainer and meeting fees. This amount is based on the Chairman’s experience and responsibilities, with a target of paying at, or reasonably above, the median (50%) level of our peer group.

Prior to 2017, the Corporation offered a Director Fee Deferral Plan under which the directors could voluntarily contribute all or a portion of their director fees. These deferred fees accumulated value either based on the Bank’s average cost of total time deposits and purchased funds or the Corporation’s stock index, as elected by the director. The deferred fees remain the property of the Corporation until it is contractually obligated to pay such fees to the director upon death or after the director’s termination in accordance with the director’s irrevocable election. No directors are currently contributing to the plan and it was discontinued for prospective use in December 2016; however, directors currently participating in the plan are grandfathered for the term of their directorship.

Stock-Based Compensation

Under the Univest 2013 Long-Term Incentive Plan (as Amended and Restated), discussed previously, both employees and non-employee directors are eligible to be granted Awards under the Plan.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2018

Name	Option Awards				Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
William S. Aichele (a)	1/31/2011	9,000	17.24	1/31/2021	1/31/2017	1,000	21,570
	1/31/2012	9,000	14.80	1/31/2022	1/31/2018	1,000	21,570
	1/31/2013	9,000	16.88	1/31/2023
Roger H. Ballou	N/A	N/A	N/A	N/A	1/31/2017	1,000	21,570
	N/A	N/A	N/A	N/A	1/31/2018	1,000	21,570
Todd S. Benning	N/A	N/A	N/A	N/A	1/31/2017	1,000	21,570
	N/A	N/A	N/A	N/A	1/31/2018	1,000	21,570
Glenn E. Moyer	N/A	N/A	N/A	N/A	1/31/2017	1,000	21,570
	N/A	N/A	N/A	N/A	1/31/2018	1,000	21,570
K. Leon Moyer (a)	1/31/2011	7,000	17.24	1/31/2021	2/6/2014	739	15,940
	1/31/2012	7,000	14.80	1/31/2022	1/31/2017	1,000	21,570
	1/31/2013	7,000	16.88	1/31/2023	1/31/2018	1,000	21,570
	1/31/2014	7,000	18.78	1/31/2024
Natalye Paquin	N/A	N/A	N/A	N/A	4/30/2017	875	18,874
	N/A	N/A	N/A	N/A	1/31/2018	1,000	21,570
Thomas M. Petro	N/A	N/A	N/A	N/A	1/31/2017	1,000	21,570
	N/A	N/A	N/A	N/A	1/31/2018	1,000	21,570
Michael L. Turner	N/A	N/A	N/A	N/A	1/31/2017	1,000	21,570
	N/A	N/A	N/A	N/A	1/31/2018	1,000	21,570
Robert C. Wonderling	N/A	N/A	N/A	N/A	1/31/2018	1,000	21,570
Charles H. Zimmerman	N/A	N/A	N/A	N/A	1/31/2017	1,000	21,570
	N/A	N/A	N/A	N/A	1/31/2018	1,000	21,570
(a) All Option Awards and Stock Awards from 2011 through 2014 were granted while director was an employee; all option awards are non-qualified. Vesting schedules for these Option and Stock Awards can be found on Page 24.

Grant Date	Stock Award Vesting Schedule
1/31/2017	100% Vests on January 31, 2019. For directors who retire at mandatory retirement age, awards vest ratably based on number of months of service.
4/30/2017	100% Vests on January 31, 2019. For directors who retire at mandatory retirement age, awards vest ratably based on number of months of service.
1/31/2018	100% Vests on January 31, 2020. For directors who retire at mandatory retirement age, awards vest ratably based on number of months of service.

Director Mandatory Retirement Age

The Corporation’s by-laws provide that a Director shall retire from the Board on the first day of the month following their seventy-second birthday. Notwithstanding this mandatory provision, the Board, by the affirmative vote of a majority of directors, may extend the retiring Director’s service eligibility for up to an additional three years.

Stock Ownership Requirements

Directors and Alternate Directors are each required to own 10,000 shares of the Corporation's stock within five (5) years of becoming a Director or Alternate Director. Each Director who has been a Director or Alternate Director for at least five (5) years is in compliance with this policy.

Director Resignation Policy

On July 25, 2018, the Corporation adopted a Director Resignation Policy (the “Resignation Policy”) to address a situation in which a nominee for election to the Board in an uncontested election is elected, despite receiving more votes “withheld” for his or her election than votes “for” his or her election (a “Majority Withheld Vote”). By accepting a nomination to stand for election or re-election as a director of the Corporation or an appointment as director to fill a vacancy or new directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of directors, he or she receives a Majority Withheld Vote, the director will tender a written offer of resignation to the Chairman of the Board promptly following the annual meeting.

For purposes of the Policy, an "uncontested election of directors" is any election of directors in which the number of nominees for election does not exceed the number of directors to be elected. The Nominating and Governance Committee must promptly consider the director's offer of resignation and recommend to the Board whether to accept the offer of resignation. The Board will act on the Committee's recommendation within ninety (90) days following the shareholder vote. In evaluating the director's offer of resignation, each of the Committee and the Board must consider all factors they deem relevant, including any of the following: (i) the perceived reasons for the Majority Withheld Vote; (ii) the qualifications and tenure of the director; (iii) the director's past and expected future contributions to the Corporation; (iv) the overall composition of the Board and whether accepting the resignation would cause the Corporation to not be in compliance with any applicable rule or regulation (including securities exchange listing standards) or any material agreement to which the Corporation is a party; and (v) whether the resignation would be in the best interests of the Corporation. In determining what action to recommend or take regarding the director's offer of resignation, each of the Committee and the Board may: (i) accept the offer of resignation; (ii) reject the offer of resignation; (iii) reject the offer of resignation to allow the director to remain on the Board but agreeing that the director will not be nominated for re-election to the Board at the next election of directors relating to the class in which such director serves; (iv) defer acceptance of the offer resignation until the Board can find a replacement director with the necessary qualifications to fill the vacancy that accepting the offer of resignation would create; or (v) defer acceptance of the offer of resignation if the director can cure the underlying cause of the Majority Withheld Vote within a specified period of time (for example, if the Majority Withheld Vote related to service on one or more other boards of directors, by resigning from other company boards).

After the Board makes a formal decision on the Committee's recommendation, the Corporation must promptly publicly disclose the Board’s decision whether or not to accept the director’s offer of resignation, together with an explanation of the process by which the decision was made, and, if applicable, the Board’s reasons for such decision. Such disclosure may be made by means of a Form 8-K filing, press release, or other appropriate means.

RELATED-PARTY TRANSACTIONS

Since December 31, 2017, some of the directors and executive officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with the Corporation as customers of the Bank. In management’s opinion, the loans were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Bank. Such loans did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.

These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 (dealing with personal loans to executives) and Federal Reserve Board Regulation O. As of December 31, 2018, loans to executive officers, directors, and their affiliates represented 0.6% of total shareholders’ equity in the Corporation.

The Corporation’s Audit Committee Charter provides for the review of related party transactions, including the independent status of all Audit Committee members. The Nominating and Governance Committee reviews the independence of directors annually.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee of the Board for the fiscal year ended December 31, 2018 was comprised of the following independent directors appointed by the Board. The independent directors were: William G. Morral (retired effective October 1, 2018), Glenn E. Moyer (Chairman), Mark A. Schlosser (retired effective April 17, 2018), Charles H. Zimmerman, and Roger H. Ballou. Each member of the Compensation Committee is independent as defined in the listing standard rules of the NASDAQ Stock Market and applicable SEC regulations.

The Compensation Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, relevant to approving the annual compensation of the Corporation’s CEO, executive officers, and other key management personnel through consultation with management and the Compensation Committee’s independent professional compensation consultants. Recommendations are made to the Board with respect to the Corporation's CEO compensation, overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation’s management development and succession plans. In addition, the Compensation Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee directors on the Board. The Compensation Committee’s charter is available at the Corporation’s website on the internet; www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee (i) was, during 2018, or had previously been an officer or employee of the Corporation or our subsidiaries, nor (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under the applicable rules of the SEC. No interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Corporation, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Management’s role in the compensation process includes: evaluating employee performance; establishing corporate goals and objectives; and recommending the salary levels and equity awards for all employees except the Chief Executive Officer. The Compensation Committee may retain an outside consultant to assist in the evaluation of any individual executive compensation, incentive programs, or any other matter deemed appropriate by the Compensation Committee and provide for the appropriate funding of such consulting or advisory firm. During 2018, the Compensation Committee engaged McLagan, a part of Aon plc, as its independent compensation consultant. The Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of Aon's total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the consultants and a member of the Compensation Committee; (v) any company stock owned by the consultants; and (vi) any business or personal relationships between our executive officers and the consultants. The Compensation Committee discussed these considerations as well as other considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest. See further discussion beginning on Page 10 in "Compensation Discussion and Analysis."

COMPENSATION COMMITTEE REPORT

The Compensation Committee met five (5) times during 2018. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2018 with the Corporation’s management.

Based on the Committee's review and discussions noted above, the Compensation Committee recommended to the Board that the Corporation's Compensation Discussion and Analysis be included in this Proxy Statement.

Univest Compensation Committee Members:

Roger H. Ballou, Chairman
Glenn E. Moyer
Robert C. Wonderling
Charles H. Zimmerman

CORPORATE GOVERNANCE DISCLOSURE

CODE OF CONDUCT

The Corporation has adopted a Code of Conduct for all directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest director, officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting - they also contain an accountability mechanism that ensures consistent enforcement of the Code and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Code of Conduct is available on our website at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for directors or executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within four business days. Any waivers would also be posted on our website within four business days. The waiver reporting requirement process was established in 2003, and there have been no waivers.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met two (2) times during the fiscal year ended December 31, 2018. All members of the Nominating and Governance Committee are independent as defined by the listing standard rules of the NASDAQ Stock Market and applicable SEC Regulations. The primary purpose of the Nominating and Governance Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value.

The Nominating and Governance Committee charter is available for shareholder review on the internet at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation. Members of the Nominating and Governance Committee at February 14, 2019 were: Glenn E. Moyer; Michael L. Turner; and Charles H. Zimmerman (Chairman).

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the annual meeting of shareholders.

Univest currently has no Alternate Directors. Alternate Directors are elected by the Corporation’s shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture future directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Director, by attending board meetings on a regular basis without a vote, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. The pace of change in today’s financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, an Alternate Director does not vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee will seek to balance the skill sets of current Board members with the need for other diverse skill sets and qualities, including diversity of gender or ethnicity, which will complement the Corporation's strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness. Additionally, all candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual's business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability of the individual to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for "independence" established by the NASDAQ Stock Market, and the Nominating and Governance Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation’s strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors.

The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as members of the Board of Directors:

William S. Aichele - Mr. Aichele is currently Chairman of the Board of the Corporation and served as the Corporation’s Chief Executive Officer from 1999 until his retirement on January 1, 2014 and has over forty years of experience in the financial services industry with the Corporation. Mr. Aichele currently serves on the board of the Federal Reserve Bank of Philadelphia. Additionally, Mr. Aichele serves on numerous non-profit boards and the Board of Trustees of Grand View Health. Mr. Aichele’s background provides extensive knowledge of the banking industry, the local economy and businesses within the Bank’s operating region.

Roger H. Ballou - Mr. Ballou was formerly a director of Fox Chase Bank and Fox Chase Bancorp, Inc, a position he held from 2005 until the acquisition on July 1, 2016. Mr. Ballou served until January 2011 as the President and Chief Executive Officer and a director of CDI Corporation (NYSE: CDI). Before joining CDI, Mr. Ballou served as Chairman and Chief Executive Officer of Global Vacation Group and as a senior advisor to Thayer Capital Partners. Previously, he was President and Chief Operating Officer of Alamo Rent-a-Car. Before joining Alamo, for more than 16 years, he held several positions with American Express, culminating in his appointment as President of the Travel Services Group. Mr. Ballou is also a director of Alliance Data Systems (NYSE: ADS) and RCM Technologies, Inc. (Nasdaq: RCMT). Mr. Ballou’s background as President and Chief Executive Officer of a public corporation provides extensive public company oversight and business experience.

Todd S. Benning, CPA - Mr. Benning is a Principal of Dunlap SLK, PC, a full-service certified public accounting firm located in Chalfont, Pennsylvania where he serves in the firm's Accounting Services Department and has over thirty five years of experience in public accounting. Previously, Mr Benning was a founding stockholder of Dunlap & Associates, PC, certified public accountants and business consultants. Mr. Benning was formerly a director of Fox Chase Bank and Fox Chase Bancorp, Inc., a position he held from 2005 until the acquisition on July 1, 2016. As a principal of a certified public accounting firm, Mr. Benning provides the Board of Directors with critical experience regarding accounting matters and small company management and qualifies an an audit committee financial expert. He works extensively with companies within the regions in which the Corporation conducts its business.

Glenn E. Moyer - Mr. G. Moyer is currently the Chief Executive Officer of Live Oak Strategies, LLC. Mr. G. Moyer served as the Secretary of the Pennsylvania Department of Banking and Securities from April 2011 to January 2015. Mr. G. Moyer also served as Chair of the Board of Directors of the Pennsylvania Housing Finance Agency and Vice Chair of the Pennsylvania Banking and Securities Commission and was a voting member of the following boards: the Commonwealth Financing Agency, the Pennsylvania Economic Development Financing Authority, the Pennsylvania Industrial Development Authority, the Pennsylvania Minority Business Development Authority, the Pennsylvania Energy Development Authority and the Certified Real Estate Appraisers Board. Mr. G. Moyer currently serves on the board of the FHLBank Pittsburgh. Mr. G. Moyer was previously the President and Chief Executive Officer of National Penn Bancshares, Inc. and Elverson National Bank. Mr. G. Moyer’s background provides extensive experience in regulatory oversight, governance and the operations of a financial institution.

K. Leon Moyer - Mr. K.L. Moyer most recently served as Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank prior to his retirement on January 1, 2015. Mr. K.L. Moyer has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. K.L. Moyer serves on numerous non-profit boards and committees contributing to professional and community organizations throughout the Corporation’s market, providing Mr. K.L. Moyer with the necessary knowledge of the local economy and needs of the community.

Natalye Paquin - Mrs. Paquin is currently Chief Executive Officer of Points of Light Foundation, the world’s largest organization dedicated to volunteer service. Prior to this position, from 2010 to 2016, Mrs. Paquin served as Chief Executive Officer of the Girls Scouts of Eastern Pennsylvania as well as chief transformation officer at Girl Scouts of the USA. Mrs. Paquin has also held the positions of Executive Vice President and Chief Operating Officer of the Kimmel Center, Inc. and Chief of Staff and then Chief Operating Officer for the School District of Philadelphia. Additionally, Mrs. Paquin serves on the boards of numerous non-profit-organizations. Mrs. Paquin’s background working with non-for profit organizations within the local economy provides significant leadership and management experience.

Thomas M Petro - Mr. Petro is currently Managing Partner of 1867 Capital Partners, a venture investor in early-stage life sciences, Fintech and tech-enabled business services. Mr. Petro most recently served as President and Chief Executive Officer of Fox Chase Bank since 2005 and Fox Chase Bancorp, Inc. since its founding and initial public offering in 2006 until their acquisition on July 1, 2016. Previously, Mr. Petro was President and Chief Executive Officer of Northeast Pennsylvania Financial Corporation. He is Chairman of the Board of OrthogenRx, Inc. and Chairman of the Board of

BizEquity. Mr. Petro also serves on the board of directors of Wealthhub Solutions, Inc. and YesLender, LLC. He is past-chairman of the Pennsylvania Bankers Association and former board member of the American Bankers Association. Mr. Petro’s background provides extensive experience in regulatory oversight, governance and the operations of a financial institution.

Jeffrey M. Schweitzer - Mr. Schweitzer currently serves as President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and has over twenty years of experience in the financial services industry. Mr. Schweitzer formerly served as the Corporation’s Chief Financial Officer since 2007 before his promotion to President and Chief Operating Officer on January 1, 2013 and to Chief Executive Officer on January 1, 2014. Additionally, Mr. Schweitzer serves on non-profit boards in the Corporation’s market, providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community.

Michael L. Turner - Mr. Turner is currently a partner in the law firm of Marshall, Dennehey, Warner, Coleman & Goggin since 2007. Mr. Turner was a founder of Valley Green Bank and served on its board of directors from 2005 until its acquisition on January 1, 2015. Previously, Mr. Turner was a founder and managing partner of the Philadelphia law firm Kelly, Jasons, McGuire & Spinelli from 1989 to 2007. Mr. Turner specializes in the preparation and trial of complex personal injury, product liability and criminal cases. Before entering into private practice, Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981 to 1986. Mr. Turner is a member of the Pennsylvania Bar. He is also a member of the Board of the Center City Crime Victim Services Association and the Board of the Central High School of Philadelphia Alumni Association. Mr. Turner's background provides extensive knowledge of the Southeast Pennsylvania business community.

Charles H. Zimmerman - Dr. Zimmerman currently serves as a member of senior leadership and as teaching pastor at Calvary Church in Souderton - a role he has held for over 20 years. Dr. Zimmerman has served on the Board of Directors for the Clemens Family Corporation since 2004 and is an executive consultant in the areas of leadership development and strategic effectiveness. Dr. Zimmerman has been actively involved in church leadership and development and has extensive knowledge of the local economy and needs of the community.

Robert C. Wonderling - Mr. Wonderling is currently President and Chief Executive Officer of the Chamber of Commerce for Greater Philadelphia, a business advocacy organization of member companies that promotes growth and economic development in the 11-county Greater Philadelphia region. Prior to this position, from 2002 to 2009, Mr. Wonderling served in the Pennsylvania State Senate, where he served as Chairman of the Communications and Technology Committee and the Transportation Committee. He also served in the executive branch of state government administration as Deputy Secretary of Transportation. Additionally, Mr. Wonderling serves on the boards of numerous business affiliated and non-profit organizations within the Philadelphia region as well as Chairman of the Board of Trustees at Ursinus College.

Board Leadership

The structure of the Corporation’s Board of Directors consists of: a Chairman of the Board, one director who currently is also the President and Chief Executive Officer of the Corporation, and individual directors. The Board of Directors does not currently have a Lead Director. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent directors, with management representation constituting only one of the eleven members of the Board of Directors. The Independent Directors of the Board meet separately twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Enterprise-Wide Risk Management Committee, Community Reinvestment Act Committee, and Trust Committee. The active participation in these Committees in addition to the Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk management is the cornerstone of banking and is integral to the daily operations of the Corporation. The Board of Directors oversees the Risk management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which consists of five members of management, including the President and Chief Executive Officer of the Corporation, and six independent directors of the Board, including the Chairman of the Corporation. Five additional members of management regularly present at the Enterprise-Wide Risk Management Committee meetings. The Enterprise-Wide Risk Management Committee met four times during

2018 and is chaired by Director Glenn E. Moyer. In addition to this committee, there is also an Enterprise-Wide Risk Management Working Committee, which met three times in 2018, consisting of members of management representing each line of business and area of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings along with the minutes from the Enterprise-Wide Risk Management Committee are reported to the full Board of Directors. The Chief Risk Officer reports directly to the Audit Committee and indirectly to the Chief Executive Officer of the Corporation. The Chief Risk Officer also attends each Board of Directors meeting, Executive Committee meeting, Audit Committee meeting, Compensation Committee meeting, Enterprise-Wide Risk Management Committee meeting, as well as numerous management level committee meetings, in order to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise-Wide Risk Management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also meets in executive session with the Audit Committee on a quarterly basis.

Shareholder Nominations

Article II, Section 17 of the Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a.	The name, age and resident address of each of the proposed nominees;

b.	The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of the Corporation that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;

d.	The name and resident address of the notifying shareholder; and

e.	The number of shares owned by the notifying shareholder.

The nomination of a Director who has not previously served as a Director shall be made from and among the then serving Alternate Director(s) except in connection with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board.

PROPOSALS
Proposal 1 - Election of Directors

The election of four Class II directors, each for a three-year term expiring in 2022 and until their successors are elected and qualified. The nominees for Class II Director are:
Todd S. Benning, CPA
Glenn E. Moyer
Jeffrey M. Schweitzer
Michael L. Turner

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Proposal 2 - Ratification of KPMG LLP as independent registered public accounting firm for 2019

The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm for the Corporation for 2019. KPMG was first engaged as the Corporation's independent registered public accounting firm in 2004 and audited the Corporation's financial statements for 2018.

Although shareholder ratification of the appointment of KPMG as the Corporation's independent registered public accounting firm is not required, the Board has decided to afford the Corporation's shareholders the opportunity to express their opinions on the matter of the Corporation's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee at its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and its shareholders. If the Corporation's shareholders do not ratify the appointment, the Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 3 - An advisory vote to approve named executive officer compensation as presented in this Proxy Statement
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in "Compensation Discussion and Analysis" (the "CD&A") beginning on page 10 and the compensation tables included in the discussion of Executive Compensation beginning on page 21, including the narrative disclosure thereto.
As stated in the CD&A, our executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation’s short-term and long-term goals and growth in shareholder value.
Highlights of our program include:

•
Mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and group performance factors;

•
Measurement of individual and group performance factors by the Corporation’s Compensation Committee, fully considering decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;

•
Assessment of Univest’s executive compensation program by the Corporation’s Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level executives to strategically manage the Corporation; and

•	The requirement that executives acquire substantial levels of ownership of the Corporation’s stock to better align the executives’ interests with those of the shareholders.

     As an advisory vote, this proposal is not binding upon the Corporation. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we will present the following resolution for vote at the 2019 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in the Proxy Statement.”

The Board of Directors recommends that you vote “FOR” Proposal 3.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation’s 2020 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, no later than November 15, 2019.
A shareholder proposal submitted after November 15, 2019, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s Proxy Statement for the annual meeting to be held in 2020, but may nevertheless be presented at the annual meeting. Under the Corporation’s bylaws, to present a proposal at the annual meeting in 2020, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2020 Annual Meeting of April 22, 2020, a proposal submitted pursuant to the Corporation’s bylaws must be received at the principal executive offices no later than December 24, 2019.
OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented at the meeting. If any matter other than those included in this Proxy Statement is presented at the meeting, the person named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to the call for a vote.

Souderton, Pennsylvania	By Order of the Board of Directors
March 15, 2019

/s/ William S. Aichele
WILLIAM S. AICHELE, Chairman

/s/ Megan Duryea Santana
MEGAN DURYEA SANTANA , Esq., Secretary